Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration Nos. 33-59791

                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing Supplement,  dated  January 30, 1996
     (To Prospectus Supplement, dated August 7, 1995;
     to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

        The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                   LIBOR  Senior Notes Due February 1, 2001
                                  (the "LIBOR Notes").

Aggregate
  Principal Amount:               $15,000,000.00.

Issue Date:                       February 1, 1996.

Stated Maturity:                  February 1, 2001.

Interest Rate Index:              Three Month LIBOR.

Spread:                           Plus 28.0 basis points.

Initial Interest Rate:            5.70578%.

Interest Rate:                    For each  Interest  Rate  Reset  Period,
                                  Three  Month  LIBOR  plus   0.280%,   as
                                  determined on the related LIBOR Interest
                                  Determination Date or, in the case of the Initial Interest Rate, the second
                                  Market Day preceding the Issue Date.

Maximum Interest Rate:            The Interest Rate is subject to a cap of
                                  9.00% per annum.

Interest Commencement Date:       February 1, 1996.


Interest Payment Dates:           Quarterly,  on the 1st day of  February,
                                  May, August and November, commencing May
                                  1, 1996, and at Stated Maturity.

Interest Rate Reset Period:       Quarterly.

Interest Reset Dates:             The 1st day of February, May, August and
                                  November.

LIBOR Interest
  Determination Dates:            Pertaining  to an  Interest  Reset Date,
                                  the second Market Day preceding such related Interest Reset Date.

Index Maturity:                   Three Months.

LIBOR Screen Reference:           Telerate Screen Page 3750.

Calculation Dates:                The related LIBOR Interest Determination
                                  Date.

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Redemption:                       The  LIBOR  Notes  are  not  subject  to
                                  redemption prior to Stated Maturity.

Sinking Fund:                     The LIBOR  Notes are not  subject to any
                                  sinking fund.

Regular Record Dates:             The date that is 15 calendar  days prior
                                  to the related Interest Payment Date.

Calculation Agent:                Citibank, N.A.

Selling Agent:                    Morgan, Stanley & Co. Incorporated.

Commission:                       .100%.

Price to Public:                  100%.

CUSIP Number:                     17303 LRF 0.